Exhibit 99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Merger Fund and Virtus Event Opportunities Trust of our report dated February 26, 2024, relating to the financial statements and financial highlights, which appears in The Merger Fund, Virtus Westchester Event-Driven Fund and Virtus Westchester Credit Event Fund Annual Reports on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 25, 2024